EXHIBIT 3(i)

CERTIFICATE OF INCORPORATION

OF

ETHAN ALLEN MANUFACTURING CORPORATION

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        FIRST: The name of the Corporation is Ethan Allen Manufacturing Corporation.

        SECOND: The address of its registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Delaware 19904. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc., Kent County.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “Delaware Law”).

        FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of Common stock, par Value $0.01 per share.

        FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation consisting of not more than nine members, the exact number of members to be fixed from time to time by Resolution of the Board of Directors. The Board of Directors shall have the concurrent power with the stockholders to adopt, amend or repeal the by-laws of the Corporation.

        SIXTH:

    1.        Limits on Director Liability. A director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent now or hereafter permitted by Delaware Law.

    2.        Indemnification. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent now or hereafter permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SIXTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent now or hereafter authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SIXTH shall be a contract right.

    3.        Additional Indemnification. The Corporation may, by action of its Board of Directors, provide indemnification to such of the directors, officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

    4.        Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

    5.        Other Rights: The rights and authority conferred in this ARTICLE SIXTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

    6.        Effect of Amendments. Neither the amendment, change, alteration nor repeal of this ARTICLE SIXTH, nor the adoption of any provision of this Certificate of Incorporation or the by-laws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SIXTH or the rights or protections afforded by this ARTICLE SIXTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

        SEVENTH: The Corporation reserves the right to amend, alter or change this Certificate of Incorporation in any manner now or hereafter permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

        EIGHTH: The name and mailing address of the incorporator is as follows:

James B. Carlson
Mayer, Brown & Platt
787 Seventh Avenue
New York, New York 10019-6018

        I, THE UNDERSIGNED, being the incorporator named herein, for the purpose of forming a corporation pursuant to Delaware Law, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my signature as of December 22, 1994.

By: /s/ James B. Carlson Name: James B. Carlson Title: Sole Incorporator

CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND
REGISTERED OFFICE

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        ETHAN ALLEN MANUFACTURING CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

        That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

        That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.

        That the changes in the registered office and registered agent of the corporation as set forth herein were duly authorized by resolution of the Board of Directors of the corporation.

        IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 22nd day of February, 2003.

ETHAN ALLEN MANUFACTURING CORPORATION /s/ Pamela A. Banks —————————————— Pamela A. Banks, Secretary